Exhibit 99.1

 FOR IMMEDIATE RELEASE

SANUWAVE HEALTH RELEASES DERMAPACE CLINICAL TRIAL TOP LINE DATA AND PRELIMINARY DATA ANALYSIS RESULTS

ALPHARETTA, GA, October 8, 2015 – SANUWAVE Health, Inc. (OTCQB: SNWV) today announced top line and preliminary data analysis from the Company’s pivotal Phase III, Investigational Device Exemption (IDE) supplemental clinical trial comparing the rates of 100% wound closure at 12 weeks between dermaPACE® and Sham control (non-active treatment), when both are combined with the current standard of care for the treatment of diabetic foot ulcers (DFUs). This study supplemented the Company’s earlier 206 patient Phase III trial of identical endpoints which demonstrated the exceptional safety profile and clinical benefit of the dermaPACE device for the treatment of diabetic foot ulcers; an area of significant unmet medical need and represents a $2 billion market in the United States alone.

The design of this randomized, double-blind, parallel-group, Sham-controlled, multicenter, 26-week clinical trial was intended to quantify the effectiveness of up to eight, non-invasive procedures with dermaPACE, delivered over a 10-week period. This supplemental study ultimately enrolled and randomized 130 subjects and was run under a Bayesian statistical plan, designed with FDA input and utilizing the strength of the results from the first clinical trial as an informative prior.

As previously reported, the Company announced the results of two separate Data Monitoring Committee (DMC) analyses of the primary objective. In both cases, the DMC reported that the study did not meet the Monitoring Success Criterion at Week 12 necessary to stop enrollment in the trial. In essence, there was insufficient separation in the rates of closure between the dermaPACE and Sham-control patients to demonstrate statistical significance. On June 6, 2015, the company met with FDA to discuss potential analysis changes for the trial. FDA was fully aware of the DMC findings that we wouldn’t meet the12 week endpoint. FDA’s response at the meeting was for SANUWAVE to submit the data, and they would judge dermaPACE on the totality of the clinical results when reviewing the PMA. The clinical data was frozen and the associated database was locked in August, 2015. Subsequently the top line datasets were submitted to the Company’s statisticians for analysis.

The Company has been reviewing portions of the dataset analysis for only a few days; as such the following is a small sample of the final analysis set.

Study Results

Success for the pre-defined primary endpoint comparing the rates of complete wound closure in patients at 12 weeks occurring between the active, dermaPACE arm and the inactive Sham arm was not achieved under the Bayesian statistical design. However, a secondary analysis was performed using the same endpoint, but analyzed using the occurrence of complete wound closures at later times in the study. At 20 weeks, the dermaPACE arm demonstrated superiority over the Sham arm with a posterior probability of 0.994.

The Bayesian study design utilized the data from the two studies to determine the final results. Putting this into context using a Frequentist analysis, when looking at the two trials on a combined basis:

At 12 Weeks: 22.29% (37/166) of patients treated with dermaPACE achieved complete wound closure vs. 17.72% (28/158) of Sham control patients (p=0.356)

At 20 Weeks: 36.74% (61/166) of patients treated with dermaPACE achieved complete wound closure vs. 24.05% (38/158) of Sham control patients (p=0.014).

Importantly, there were no serious and related adverse events associated with dermaPACE treatment reported during the course of the two studies, and there were no issues regarding the tolerability of the treatment.

Rates of complete wound closure in the supplemental trial were somewhat higher for both arms when compared to the first trial. The wound closure rates for the Sham arm were higher than predicted and led to the lack of statistical significance at 12 weeks and later. An increase in dermaPACE closure rates as compared to Sham, up to Week 20, helped to maintain the composite statistical significance for the dermaPACE arm, which demonstrates the effectiveness of the device.

The Company has just begun an in-depth analysis of the trial results. This is a small sample size of the anticipated, final dataset analysis that will be included in our PMA submission, expected to be sent to FDA in early Q1 2016. We have begun analyses of patient demographics and site to site performance to identify possible influences on the final results. The Company will be working closely with Musculoskeletal Clinical Regulatory Advisers (MCRA) in developing a submission strategy and to serve as the key element in communication with FDA during the pre and post PMA submission process.

“We are very pleased to see the continued, positive device signal delivered by dermaPACE in treating such a serious and dangerous disease as DFUs,” said Kevin Richardson II, Chairman of the Board and CEO of SANUWAVE. Mr. Richardson continued, “We are confident that the positive data generated by two rigorous Phase III studies demonstrate clinical relevance with statistical significance in wound closure performance at Week 20 and confirms the clinical utility of dermaPACE to treat diabetic foot ulcers. Analysis of the complete data set will continue for some time. A substantial amount of data, in addition to the top-line data announced today, will be included in our PMA submission, the final module of which is expected to be filed in early 2016. We expect to face a challenging approval process and with that in mind, we are fortunate to have MCRA on board leading the submission process. Their well established track record in gaining product approval can only be a positive in our journey towards eventual approval of dermaPACE for the treatment of diabetic foot ulcers. The strong safety profile coupled with significant wound closure rates at 20 weeks, and an equally strong signal of wound reduction provides a compelling benefit/risk argument for bringing this low cost modality to market in the treatment of diabetic foot ulcers. ”

“Finally,” said Mr. Richardson. “SANUWAVE would like to thank our principal investigators and their teams for their disciplined approach to this study and for their consistent and enthusiastic support of our technology to treat their patients who suffer from diabetic foot ulcers.”

Phase III Study Design

The dermaPACE pivotal Phase III trial was a prospective, randomized, double-blinded, Sham controlled, multi-center, 26-week, parallel-group study. The goal of the study was to establish superiority in diabetic foot ulcer healing rates using the dermaPACE treatment compared with Sham control, when both are combined with the current standard of care. The standard of care includes wet-to-dry dressings and, for some patients, offloading with a walking boot.

The study’s primary endpoint of wound closure is defined as full skin re-epithelialization without drainage or dressing requirements confirmed at two consecutive visits. Secondary trial endpoints include time to closure, reduction in total wound surface area and volume, rate of improvement, long term safety, skin appearance and pain assessments.

A total of 206 patients were enrolled in the trial, which was conducted at 22 sites in the U.S. and one site in Canada. The principal investigators in the study represent the multidisciplinary nature of treating chronic wounds, including specialties such as vascular surgery, plastic surgery, podiatry and general surgery.

Medical Need

Diabetes is common, disabling and deadly. In the United States, diabetes has reached epidemic proportions. According to the American Diabetes Association, the annual cost of diabetes, which affects 22.3 million people in the United States, was $245 billion in 2012. This figure comprises $176 billion in excess healthcare expenditures and $69 billion in reduced workforce productivity.

Diabetic foot ulcers are estimated to occur in up to 25% of patients with diabetes resulting in 3 million diabetic foot ulcers annually in the U.S. alone. More than half of all foot ulcers will become infected, thus requiring hospitalization, and 1 in 5 will require an amputation that carries a high risk of mortality.

Clinical care and related costs and annual incremental healthcare costs ranged from $11,710 to $16,883 per patient with a foot ulcer in addition to the costs associated with diabetes itself. Direct and indirect costs of an amputation range from $20,000 to $60,000 per patient. Advanced, cost-effective treatment modalities for diabetes and its co-morbidities, including diabetic foot ulcers, are in great need, yet in short supply, globally. According to the American Diabetes Association, by the year 2025 the prevalence of diabetes is expected to rise by 72% to 324 million people worldwide.

Financial Update

The Company has been focused on the DFU study and cost controls. As such, we are now guiding cash burn to $250 - $300K per month before FDA submission costs. We are also excited to report that 2 weeks into October we will ship as many machines as in all Q4’14 and we expect to exceed this amount by year end. Lastly, we completed the sale of $100K of OssaTron® inventory to Premier Shockwave in Q3’15 to assist us financially.

As previously stated, the Company is currently evaluating options to strengthen the balance sheet. In addition, SANUWAVE is in active discussions with multiple companies regarding various strategic options; including but not limited to strategic investment, licensing, and royalty agreements for the dermaPACE, partnerships and/or sale of the dermaPACE or the entire company. Although these discussions have been ongoing for some time, the unblinding of the Supplemental trial data was necessary to advance preliminary talks into more formal discussions.

About SANUWAVE Health, Inc.
SANUWAVE Health, Inc. (OTCQB:SNWV) (www.sanuwave.com) is a shock wave technology company initially focused on the development and commercialization of patented noninvasive, biological response activating devices for the repair and regeneration of skin, musculoskeletal tissue and vascular structures. SANUWAVE’s portfolio of regenerative medicine products and product candidates activate biologic signaling and angiogenic responses, producing new vascularization and microcirculatory improvement, which helps restore the body’s normal healing processes and regeneration. SANUWAVE applies its patented PACE technology in wound healing, orthopedic/spine, plastic/cosmetic and cardiac conditions. Its lead product candidate for the global wound care market, dermaPACE®, is CE Marked throughout Europe and has device license approval for the treatment of the skin and subcutaneous soft tissue in Canada, Australia and New Zealand. In the U.S., dermaPACE is currently under the FDA’s Premarket Approval (PMA) review process for the treatment of diabetic foot ulcers.  SANUWAVE researches, designs, manufactures, markets and services its products worldwide, and believes it has demonstrated that its technology is safe and effective in stimulating healing in chronic conditions of the foot (plantar fasciitis) and the elbow (lateral epicondylitis) through its U.S. Class III PMA approved OssaTron® device, as well as stimulating bone and chronic tendonitis regeneration in the musculoskeletal environment through the utilization of its OssaTron, Evotron® and orthoPACE® devices in Europe, Asia and Asia/Pacific. In addition, there are license/partnership opportunities for SANUWAVE’s shock wave technology for non-medical uses, including energy, water, food and industrial markets.

Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to financial results and plans for future business development activities, and are thus prospective. Forward-looking statements include all statements that are not statements of historical fact regarding intent, belief or current expectations of the Company, its directors or its officers. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company’s ability to control. Actual results may differ materially from those projected in the forward-looking statements. Among the key risks, assumptions and factors that may affect operating results, performance and financial condition are risks associated with the regulatory approval and marketing of the Company’s product candidates and products, unproven pre-clinical and clinical development activities, regulatory oversight, the Company’s ability to manage its capital resource issues, competition, and the other factors discussed in detail in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

For additional information about the Company, visit www.sanuwave.com.

Contact:

Todd Markey
IR Partners
818-280-6800
tmarkey@irpartnersinc.com

Daniel Conway
DC Consulting, LLC
407-792-3333
investorinfo@dcconsultingllc.com

SANUWAVE Health, Inc.
Kevin Richardson II
Chairman of the Board
617-778-9223
investorrelations@sanuwave.com